Exhibit 99.2

DATA FOR ONCOTHYREON’S PX-12 AND PX-866 PRESENTED AT AACR ANNUAL MEETING

Bellevue, Washington - April 16, 2008 - Oncothyreon Inc. (Nasdaq: ONTY) (TSX:ONY) announced today that data from pharmacokinetic studies of PX-12 and preclinical studies of PX-866 were presented at the Annual Meeting of the American Association for Cancer Research (AACR) in San Diego, held April 12-16, 2008. Information from the studies may guide future clinical development plans for these product candidates.  Oncothyreon is currently conducting a Phase 2 trial of PX-12 in patients with advanced pancreatic cancer and PX-866 is expected to enter a Phase 1 trial in patients with advanced cancers in the second quarter of 2008.

PX-12
PX-12 is an irreversible inhibitor of thioredoxin (Trx)-1, a protein that is over-expressed in many tumor types and is associated with aggressive tumor growth and poor prognoses. In a previous Phase 1 study, PX-12 treatment lowered circulating levels of Trx-1 in patients and a Trx-1 decrease of 25% or greater was associated with increased survival.

The current study examined Trx-1 levels in the serum of patients receiving PX-12 in two ongoing clinical trials and in healthy volunteers, and the data were reported in a poster session yesterday (Abstract #4453). Key findings of the study are:

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PX-12 reduced plasma Trx-1 levels in all patients with initial levels greater than 18 ng/mL, the upper limit of the normal range. Patients with normal Trx-1 levels remained in the normal range following PX-12 treatment.

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Thirty-three percent of patients with elevated Trx-1 levels achieved stable disease with PX-12 treatment. No patients achieved stable disease if their starting Trx-1 levels were within the normal range.

Together, these data suggest that patients with plasma Trx-1 levels above the normal upper limit of 18 ng/mL may be more likely to benefit from treatment with PX-12.  Thus, Trx-1 levels could be used to select the most appropriate patients for future clinical trials of PX-12.

PX-866
PX-866 is a small molecule inhibitor of phosphotidylinositol-3 kinase (PI-3K), a key point of control of cellular responses including signaling of cell survival and growth, migration and metabolism. The PI-3K pathway is a key contributing factor to a number of human cancers, particularly ovarian, head and neck, urinary tract, cervical, prostate, endometrial and small cell lung cancers and gliomas. PX-866 presentations at the conference were:

Abstract #3731: This poster described the use of magnetic resonance spectroscopy (MRS) as a non-invasive method for assessing molecular responses to PX-866 in a glioma tumor model.  Results show that PX-866 treatment results in metabolic changes that are consistent with a partial normalization of cellular metabolism and that these changes can be detected by MRS. Tumor volume decreased approximately 75 percent in tumors treated with PX-866 compared with controls. Together, the data demonstrate that PX-866 has multiple anti-cancer activities in glioma cells and suggest that MRS may have utility in assessing early molecular responses to PX-866.

Abstract #2761: This poster discussed the identification of targets that appear to sensitize glioma cells to the cytotoxic effects of PX-866 using siRNA screening.  Results suggest that PX-866 in combination with inhibition of RACK-1 and/or galectin-1 could improve the treatment of gliomas.

Abstract #5408: This poster described the impact of PX-866 on a putative cancer stem cell population in models of lung cancer.  Treatment of these cells with PX-866 blocked their proliferation and inhibited tumor growth, demonstrating not only the critical role of PI-3K in this cellular population but the effectiveness of PX-866.

About PX-12
PX-12 is an irreversible inhibitor of thioredoxin (Trx-1), a protein that regulates many transcription factors including hypoxia inducible factor (HIF)-1 alpha, vascular endothelial growth factor (VEGF) and activator protein 1 (AP-1). These factors play a critical role in cancer cell growth, survival and resistance to chemotherapy. Increased thioredoxin levels in cancer cells have been linked to the aggressive proliferation of solid tumors, including colon, lung, and gastric cancers. PX-12 has successfully completed Phase I safety evaluation and is currently being studied in a Phase 2 trial in patients with advanced pancreatic cancer. An initial Phase I trial involving 38 patients with advanced metastatic cancer showed that PX-12 was well tolerated and produced a decrease in plasma concentrations of thioredoxin that was significantly correlated with increased patient survival. Fifteen of the 38 patients achieved stable disease of up to 322 days.

About PX-866
PX-866 is an inhibitor of the phosphatidylinositol-3-kinase (PI3 kinase)/PTEN/AKT pathway, an important survival signaling pathway that is activated in many types of human cancer. PI3 kinase is overexpressed in a number of human cancers, especially ovarian, colon, head and neck, urinary tract, and cervical cancers, where it leads to increased proliferation and inhibition of apoptosis (programmed cell death). In preclinical studies, PX-866 has been shown to induce prolonged inhibition of tumor PI3 kinase signaling following both oral and intravenous administration. The compound also has been shown to have good in vivo anti-tumor activity in tumor models of human ovarian and lung cancer, as well as intracranial glioblastoma.  Oncothyreon expects to file an Investigational New Drug application for PX-866 in the current quarter of 2008.

About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon's goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward Looking Statements

In order to provide Oncothyreon's investors with an understanding of its current intentions and future prospects, this release contains statements that are forward looking, including statements related to future clinical development plans for PX-12 and PX-866. These forward-looking statements represent Oncothyreon's intentions, plans, expectations and beliefs and are based on its management's experience and assessment of historical and future trends and the application of key assumptions relating to future events and circumstances.

Forward-looking statements involve risks and uncertainties, including risks and uncertainties related to Oncothyreon's business and the general economic environment. Many of these risks and uncertainties are beyond Oncothyreon's control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements. Risks, uncertainties, and assumptions include those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, and the safety and efficacy of PX-12 and PX-866. There can be no guarantee that the results of preclinical studies or of early clinical trials will be predictive of either safety or efficacy in future clinical trials. These and other risks and uncertainties are described in the reports and other documents filed by Oncothyreon Inc. with the SEC and/or Canadian regulatory authorities.

Although Oncothyreon believes that any forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of the risks and uncertainties associated with Oncothyreon, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

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